Exhibit (b)(1)

Execution Version

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of May 6, 2025 (this “Limited Guarantee”), by Corpay, Inc., a Delaware corporation (the “Guarantor”), in favor of AvidXchange Holdings, Inc., a Delaware corporation (the “Guaranteed Party”).

1.            GUARANTEE. To induce the Guaranteed Party to enter into that certain Merger Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement;” capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement) among the Guaranteed Party, Arrow Borrower 2025, Inc., a Delaware corporation (“Parent”) and Arrow Merger Sub 2025, Inc., a Delaware corporation (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Guaranteed Party (the “Merger”), with the Guaranteed Party surviving the Merger as a wholly owned subsidiary of Parent, the Guarantor, intending to be legally bound as primary obligor and not merely as surety, hereby absolutely, irrevocably and unconditionally, on terms and subject to the conditions set forth herein, guarantees to the Guaranteed Party the due, complete and punctual observance, performance and discharge of 37.884% of the payment obligations of Parent under (a) Section 8.03(d) of the Merger Agreement, if, as and when those obligations become payable under the Merger Agreement (i.e., $50,385,720) (the “Parent Fee Obligations”) and (b) Section 6.03(f), Section 6.14(c) and Section 8.03(g) of the Merger Agreement, if, as and when those obligations become payable under the Merger Agreement (the “Expense Obligations” and, together with the Parent Fee Obligations, the “Guaranteed Obligations”); provided, that in no event shall the Guarantor’s aggregate liability under this Limited Guarantee for (i) the Parent Fee Obligations exceed 37.884% of the Parent Termination Fee or (ii) the Expense Obligations exceed 37.884% of the lesser of (x) $5,000,000 and (y) the aggregate Expense Obligations that have been paid or are payable by Parent (such limitation on the liability the Guarantor may have for the Guaranteed Obligations being herein referred to as the “Cap”). This Limited Guarantee may not be enforced against the Guarantor without giving effect to the Cap (and to the provisions of Sections 7 and 8 hereof). This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance upon the execution of this Limited Guarantee.

If Parent fails to discharge any Guaranteed Obligations when due, then the Guaranteed Obligations will become immediately due and payable, the Guarantor shall, on the Guaranteed Party’s demand, forthwith pay to the Guaranteed Party the Guaranteed Obligations (up to the Cap), and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent has failed to discharge the Guaranteed Obligations, take any and all actions available hereunder or under Law to enforce its rights and remedies hereunder, including to collect the Guarantor’s liabilities hereunder in respect of such Guaranteed Obligations, subject to the Cap.

In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Guaranteed Obligations (subject to the Cap), regardless of whether any such action is brought against Parent or whether Parent or any other Person is joined in any such action or actions. The Guaranteed Party shall not be required to proceed against Parent first before proceeding against the Guarantor, and, any failure by the Guaranteed Party to pursue such rights and remedies it may have against Parent or to collect any payments from Parent or any other person shall not relieve the Guarantor of any liability hereunder.

2.            NATURE OF GUARANTEE. The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to depart from the Merger Agreement that may be agreed to by Parent. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar Proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. Except as set forth in Section 7, in the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder as if such payment had not been made. This Limited Guarantee is an absolute, unconditional and irrevocable guarantee of payment and not of collection.

3.            CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The liability of the Guarantor under this Limited Guarantee shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or the Guarantor; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or the Equity Commitment Letters, in each case, made in accordance with the terms thereof; (c) any change in the legal existence, structure or ownership of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization or other similar Proceeding affecting Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the addition, substitution, discharge or release of any Person (x) now or hereinafter liable with respect to the Guaranteed Obligations or (y) under the Merger Agreement; (f) existence of any claim, set-off, or other right which the Guarantor may have at any time against Parent or the Guaranteed Party in connection with the Guaranteed Obligations; (g) any default by any party under, or the invalidity or unenforceability of, the Merger Agreement (subject to the last paragraph of this Section 3); or (h) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations. To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices to Parent pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect or any right to require the marshalling of assets of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent or any other person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights unless and until all amounts payable by the Guarantor under this Limited Guarantee (which shall be subject to the Cap) shall have been indefeasibly paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by the Guarantor under this Limited Guarantee (which shall be subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Limited Guarantee.

Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that would be available to Parent under the Merger Agreement with respect to the Guaranteed Obligations (other than (i) any defense, claims, set-off, deduction or release based on lack of authority of Parent or (ii) any defense based on any insolvency, bankruptcy, reorganization or other similar case or proceeding involving Parent or Merger Sub).

4.            REPRESENTATIONS AND WARRANTIES.

The Guarantor hereby represents and warrants that:

(a)       it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)       it has all requisite corporate or other power and authority to execute, deliver and perform this Limited Guarantee and its obligations hereunder, and the execution, delivery and performance of this Limited Guarantee and its obligations hereunder have been duly and validly authorized by all necessary action and do not contravene any provision of the Guarantor’s organizational documents or any Law, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(c)       all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Limited Guarantee;

(d)       assuming due execution and delivery of the Merger Agreement by all parties thereto, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the Enforceability Exceptions; and

(e)       the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, taking into account its obligations hereunder and all of its other obligations, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor in an unrestricted manner for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

The Guaranteed Party hereby represents and warrants that:

(a)       it has all requisite corporate or other power and authority to execute, deliver and perform this Limited Guarantee and its obligations hereunder, and the execution, delivery and performance of this Limited Guarantee and its obligations hereunder have been duly and validly authorized by all necessary action and do not contravene any provision of the Guaranteed Party’s certificate of charter or bylaws or any Applicable Law, decree, order, judgment or contractual restriction applicable to or binding on the Guaranteed Party or its assets;

(b)       all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Limited Guarantee; and

(c)       assuming due execution and delivery of the Merger Agreement by all parties thereto, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to the Enforceability Exceptions.

5.            NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign or delegate its respective rights, interests or obligations hereunder to any other Person (whether by operation of Law or otherwise) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by the Guarantor) or the Guarantor (in the case of an assignment or delegation by the Guaranteed Party); provided, however, that the Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to (i) any other Person to which it has allocated all or a portion of its investment commitment to Parent or (ii) an entity managed or advised by an Affiliate of such Guarantor, in each case, so long as such assignment or delegation occurs in accordance with the same limitations as set forth in Section 11 of the Equity Commitment Letter (as defined below); provided, further, that no such assignment or delegation shall relieve the Guarantor (or any other assigning Person) of any of its obligations hereunder, including as a primary obligor. Any purported assignment or delegation in breach of this Section 5 shall be null and void.

6.            NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to the other shall be in writing and delivered personally or sent by overnight courier, delivery fees prepaid, or by e-mail:

if to Guarantor:

Corpay, Inc.

3280 Peachtree Road, Suite 2400

Atlanta, Georgia 30305

Attn: Daniel Fishbein

E-mail: Daniel.Fishbein@corpay.com

with a copy (which shall not constitute notice) to:

Eversheds Sutherland (US), LLP

999 Peachtree Street, Suite 2300

Atlanta, Georgia 30309

Attn.:  David Phillips

Rob Ellis

Craig Alcorn

Email:  DavidPhillips@eversheds-sutherland.com

RobEllis@eversheds-sutherland.com

CraigAlcorn@eversheds-sutherland.com

if to the Guaranteed Party, as provided in the Merger Agreement, or, in each case, to such other Persons or addresses as may be designated in writing by the party hereto to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (a) upon actual receipt, if delivered personally, (b) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, delivery fees prepaid, or (c) upon transmission if sent by e-mail on a Business Day during normal business hours (and otherwise on the next Business Day) (provided that no “bounce back” or similar message of non-delivery is received with respect thereto).

7.            CONTINUING GUARANTEE. Unless terminated pursuant to this Section 7, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until the Guaranteed Obligations have been indefeasibly paid and satisfied in full. Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under or in connection with this Limited Guarantee as of the earliest of: (a) the Closing, if the Closing occurs; (b) the valid termination of the Merger Agreement in accordance with its terms by mutual written consent of the parties thereto or in circumstances where the Parent Termination Fee, Enforcement Expenses or any payment under Section 6.03(f) or Section 6.14(c) of the Merger Agreement are not payable; and (c) ninety (90) days after the valid termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to make any payment of the Parent Termination Fee, Enforcement Expenses or any payment under Section 6.03(f) or Section 6.14(c) of the Merger Agreement, unless the Guaranteed Party shall have commenced a Proceeding against the Guarantor under and pursuant to this Limited Guarantee prior to the expiration of such ninety (90)-day period, in which case this Limited Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, in accordance with the terms hereof). Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, in the event that the Guaranteed Party, any of its controlled Affiliates or any of their respective directors or officers, asserts in any Proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 7 or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, asserts in any Proceeding that the Guarantor is liable in respect of Guaranteed Obligations in excess of or to a greater extent than the Cap, or asserts in any Proceeding any theory of liability against any Non-Recourse Party (as defined in Section 8 hereof) with respect to this Limited Guarantee, the equity commitment letter by and between Guarantor and Parent, dated as of the date hereof (the “Equity Commitment Letter”), the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee, the Equity Commitment Letters, the Merger Agreement or the transactions contemplated hereby or thereby, in each case, other than Retained Claims (as defined in Section 8 hereof) asserted by the Guaranteed Party against the Non-Recourse Party(ies) against which such Retained Claims may be asserted pursuant to Section 8 then: (i) the obligations of the Guarantor under or in connection with this Limited Guarantee shall terminate ab initio and be null and void; (ii) if the Guarantor has previously made any payments under or in connection with this Limited Guarantee, it shall be entitled to recover and retain such payments; and (iii) neither the Guarantor nor any other Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with this Limited Guarantee, the Equity Commitment Letter, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee, the Equity Commitment Letters, the Merger Agreement or the transactions contemplated hereby or thereby.

8.            NO RECOURSE. The Guaranteed Party acknowledges the separate corporate existence of Parent. The Guaranteed Party acknowledges and agrees that, as of the date hereof, the sole asset of Parent is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs under the Merger Agreement. Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, the Corpay Confidentiality Agreement or in any agreement or instrument delivered or contemplated thereby (collectively, the “Transaction Documents”) or statement made or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Documents or the negotiation, execution, performance or breach of any Transaction Document (this Limited Guarantee, the other Transaction Documents and such agreements, instruments, statements and actions collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party, its controlled Affiliates and their respective directors or officers, and notwithstanding the fact that the Guarantor is a corporation, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself, its controlled Affiliates and their respective directors or officers, that:

(a)       no Non-Recourse Party has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or to the extent related to any Transaction-Related Matter, other than under, in connection with or in any manner related to (i) Parent’s and Merger Sub’s respective obligations under and pursuant to the terms of the Merger Agreement, (ii) the Guarantor’s obligations pursuant to the terms of this Limited Guarantee (subject to the Cap), (iii) Parent’s and the Guarantor’s respective obligations under the Equity Commitment Letter to cause the equity financing to be funded in accordance with the terms of the Equity Commitment Letter, (iv) the Guaranteed Party’s third-party beneficiary rights pursuant to, and subject to the express terms of, the Equity Commitment Letter, (v) certain Non-Recourse Parties’ obligations under, and pursuant to the terms of, the Corpay Confidentiality Agreement and (vi) each of Parent or Merger Sub’s respective obligations under any other Transaction Document to the extent Parent or Merger Sub is an express party to such Transaction Document (subject, in each case, to the terms and limitations set forth therein) (the claims and Actions described in clauses (i) through (vi) against any of the Persons specified in clauses (i) through (vi) or any of their respective permitted successors or assigns, collectively, the “Retained Claims”);

(b)       no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to, any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through Parent or any other Person interested in the transactions contemplated by any Transaction Document or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party, its controlled Affiliates or their respective directors or officers, Parent or any other Person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any Applicable Law, or otherwise, except, in each case, for Retained Claims; and

(c)       neither the Guaranteed Party, its controlled Affiliates nor any of their respective directors or officers has relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with or in any manner related to a Transaction-Related Matter, other than those made by (i) the Guarantor in this Limited Guarantee and the Equity Commitment Letter and (ii) Parent and Merger Sub, as applicable, in the Transaction Documents.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, all of its controlled Affiliates and their respective directors or officers against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under, in connection with or to the extent related to any Transaction-Related Matter. To the fullest extent permitted by Law, the Guaranteed Party, on behalf of itself, its controlled Affiliates and their respective directors or officers, hereby releases, remises and forever discharges all claims (other than Retained Claims) that the Guaranteed Party, its controlled Affiliates or their respective directors or officers has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with or to the extent related to any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause its controlled Affiliates and their respective directors or officers not to, institute any Proceeding or bring any claim in any way under, in connection with or to the extent related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Other than the Non-Recourse Parties, no Person other than the Guarantor and the Guaranteed Party and their respective Permitted Assignees shall have any rights or remedies under, in connection with or in any manner related to this Limited Guarantee or the transactions contemplated hereby. Anything in this Section 8 or otherwise in this Limited Guarantee to the contrary notwithstanding, nothing in this Limited Guarantee shall in any way be deemed to amend, limit or modify the rights and obligations of Guarantor or any of its controlled Affiliates, on the one hand, and the Guaranteed Party or its controlled Affiliates, on the other hand, under any other Contract involving any such parties to the extent unrelated to the Transactions (it being understood that the Guaranteed Party’s obligation to operate the business in accordance with Section 6.01(a) and Section 6.01(b) of the Merger Agreement shall not be deemed to be related to the Transactions for the purposes of this sentence).

As used herein, the term “Non-Recourse Parties” means the Guarantor and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of the Guarantor (including but not limited to Parent) and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of any of the foregoing, and any and all former, current or future direct or indirect heirs, executors, administrators, trustees, representatives, successors or assigns of any of the foregoing, and the providers or potential providers of any equity or debt financing in connection with the Transaction; provided, however, Non-Recourse Parties shall be deemed to exclude TPG Partners IX, L.P. and its subsidiaries (“TPG”).

For the avoidance of doubt, nothing in this Limited Guarantee shall prohibit the Guaranteed Party from pursuing both specific performance or other equitable relief pursuant to Section 9.02 of the Merger Agreement and the payment of any Guaranteed Obligations (subject to the limitations set forth in Section 8.03(e) of the Merger Agreement).

9.            GOVERNING LAW; JURISDICTION. This Limited Guarantee, the rights of the parties under or in connection herewith or the transactions contemplated hereby, and all actions or Proceedings arising out of or related to any of the foregoing, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding arising out of or relating to this Limited Guarantee or the negotiation, execution or performance hereof or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such federal court. Each of the parties hereto agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Limited Guarantee irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 9 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 6. However, nothing in this Limited Guarantee will affect the right of any party to this Limited Guarantee to serve process on the other party in any other manner permitted by Applicable Law.

10.          WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING CONTEMPLATED BY SECTION 9 HEREOF IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS LIMITED GUARANTEE WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.          COUNTERPARTS. This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.          THIRD PARTY BENEFICIARIES. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guarantee the parties intend that all Non-Recourse Parties other than the Guarantor shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

13.          CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Transaction Documents. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document other than the Merger Agreement, except with the written consent of the Guarantor; provided that no such written consent is required for any disclosure of the existence or content of this Limited Guarantee by the Guaranteed Party: (i) to its controlled Affiliates and their respective directors or officers who need to know of the existence or terms of this Limited Guarantee; or (ii) to the extent required by Applicable Law or applicable stock exchange rule or any listing agreement of any party hereto (provided, that the Guaranteed Party will provide the Guarantor a reasonable opportunity to review such required disclosure in advance of such disclosure being made).

14.          MISCELLANEOUS.

(a)       This Limited Guarantee, together with the Merger Agreement, the Equity Commitment Letters, the Limited Guarantee delivered by TPG, Voting and Support Agreement, Rollover Agreements, and the Corpay Confidentiality Agreement, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party, its Affiliates or their respective directors or officers, on the other hand. No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.

(b)       Any term or provision of this Limited Guarantee that is invalid, illegal or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder, to the Cap provided in Section 1 hereof and to the provisions of Sections 7 and 8 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective controlled Affiliates and their respective directors or officers not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

(c)       The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d)       All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

CORPAY, INC.

By:	/s/ Alissa Vickery
Name: Alissa Vickery
Title: CFO, CAO

[LIMITED GUARANTEE SIGNATURE PAGE]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

AVIDXCHANGE HOLDINGS, INC.

By:	/s/ Michael Praeger
Name: Michael Praeger Title: Chief Executive Officer

[LIMITED GUARANTEE SIGNATURE PAGE]